netTALK Prevails in Patent Reexamination by the United States Patent and Trademark Office

Patent Enforcement Litigation Resumes

MIAMI, Fla. and WEST PALM BEACH, Fla., May 21, 2014 - NETTALK.COM INC. (“netTALK”) (OTC:NTLK) announced that it received a United States Patent Office (“USPTO”) Ex Parte Reexamination Certificate (“EPRC”) for netTALK’s U.S. Patent Number 8,243,722 (the “’722 Patent”), which is owned by netTALK. The EPRC signifies the termination of the reexamination.  All three claims of the ‘722 Patent survived the reexamination proceeding.

netTALK sued magicJack VocalTec, Ltd. (“magicJack”) (Nasdaq:CALL) and other defendants on September 21, 2012, in the United States District Court for the Southern District of Florida for infringement of the ‘722 Patent.  That case was stayed pending the outcome of the reexamination.  The District Court has lifted its stay order to allow the infringement litigation to proceed. The case is currently scheduled for trial.

According to Anastasios “Takis” Kyriakides, Chief Executive Officer of netTALK, “We are very pleased, although not surprised, that the USPTO terminated the reexamination of the ‘722 Patent, and are even more pleased that our case against magicJack and the other defendants can now proceed. We intend to vigorously pursue this litigation, in which we are seeking, amongst other things, substantial monetary damages and an injunction prohibiting the future sale of the magicJack Plus and magicJack Plus 2014 devices. Clearly, with that level of materiality to the Company, this is a top priority for us now and going forward.”

netTALK was represented in the reexamination by Joseph R. Englander, Esq. and Daniel J. Barsky, Esq. of Shutts & Bowen LLP.

Case # 9:2012cv81022

Court: Florida Southern District Court

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Net Talk.com, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission.